Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (“First Supplemental Indenture”) is made as of February 28, 2014, by and among Endo Health Solutions Inc. (formerly known as Endo Pharmaceuticals Holdings Inc.), a corporation duly organized under the laws of Delaware, as issuer (the “Issuer”), Endo International plc (formerly known as Endo International Limited), a company incorporated in the Republic of Ireland, as co-obligor (the “Co-Obligor”), and The Bank of New York Mellon (formerly named The Bank of New York), a New York banking corporation, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee are parties to that certain Indenture, dated as of April 15, 2008 (the “Indenture”), pursuant to which the Issuer issued its 1.75% Convertible Senior Subordinated Notes due April 15, 2015 (the “Securities”);

WHEREAS, pursuant to the Arrangement Agreement, dated as of November 5, 2013 (the “Arrangement Agreement”), among the Issuer, the Co-Obligor (formerly known as Sportwell Limited), Sportwell II Limited (subsequently renamed Endo Limited), ULU Acquisition Corp. (subsequently renamed Endo U.S. Inc.), RDS Merger Sub, LLC, 8312214 Canada Inc. and Paladin Labs Inc., the Issuer will become a wholly-owned indirect subsidiary of the Co-Obligor;

WHEREAS, Section 5.11 of the Indenture provides, inter alia, that, subject to certain exceptions, in connection with any reclassification, change, combination, consolidation, merger, binding share exchange, sale, assignment, conveyance, transfer, lease or other disposition as an entirety or substantially as an entirety of the property and assets of the Issuer to which the Issuer is subject, as a condition precedent to such transaction, the Issuer shall execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Security then outstanding shall have the right to convert such Security into the kind and amount of shares of stock and other securities and property (including Cash) receivable upon such event by a holder of the number of shares of Common Stock deliverable upon conversion of such Security immediately prior to such event, subject to the Issuer’s right to elect to deliver a Specified Dollar Amount in Cash (the “Reference Property”);

WHEREAS, pursuant to Section 5.11 of the Indenture, if the stock or other securities and property (including Cash) receivable thereon by a holder of Common Stock include shares of stock or other securities and property of a person other than a successor, purchasing corporation or transferee corporation, then such supplemental indenture shall also be executed by such other person and shall contain such additional provisions to protect the interests of the Holders of the Securities as the Board of Directors shall reasonably consider necessary;

WHEREAS, pursuant to the Arrangement Agreement and subject to the terms and conditions set forth therein, at the effective time of the Merger (as defined in the Arrangement Agreement), each share of the Common Stock will be converted into the right to receive one ordinary share of the Co-Obligor; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Issuer, the Co-Obligor and the Trustee agree as follows for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

Section 1.02. Additional Definitions. The Indenture is hereby amended and supplemented by adding the following additional definitions to Section 1.01 in the appropriate alphabetical order.

“Co-Obligor Shares” shall mean the ordinary shares, par value US $0.0001 per share, of the Co-Obligor.

ARTICLE 2

ASSUMPTION BY CO-OBLIGOR

Section 2.01. Assumption; Joint and Several Liability. The Co-Obligor hereby expressly assumes, jointly and severally with the Issuer, liability for (a) the due and punctual payment of the principal of (and premium, if any, on) and interest, if any (including Additional Interest, if any), on all of the Securities issued under the Indenture, (b) the due and punctual delivery of Co-Obligor Shares and/or Cash at the option and election of the Co-Obligor upon conversion of the Securities upon the exercise by a Holder of the conversion privilege pursuant to Article Five of the Indenture and (c) the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Issuer.

ARTICLE 3

AMENDMENT OF CONVERSION PRIVILEGE

Section 3.01. Conversion. Except as the context otherwise requires, and from and after the date of this First Supplemental Indenture, on the terms and subject to the conditions set forth in the Indenture, as hereby amended, (a) all references to “Common Stock” in the Indenture shall be deemed to be references to Co-Obligor Shares, (b) a Holder of a Security shall have the right to convert a Security pursuant to Article Five of the Indenture into Co-Obligor Shares and (c) all references in Article Five of the Indenture to “the Company,” the “Board of Directors” and the “Officers’ Certificate” shall mean, respectively, the Co-Obligor, the board of directors of the Co-Obligor and a certificate of officers of the Co-Obligor otherwise meeting the definition of Officers’ Certificate.

ARTICLE 4

NO RELEASE OF ISSUER

Section 4.01. Obligations of the Issuer. Notwithstanding the agreement of the Co-Obligor to become liable for the due and punctual payment of the principal of (and premium, if any, on) and interest, if any (including Additional Interest, if any), on all the Securities issued under and subject to the Indenture and for the delivery of Co-Obligor Shares and/or Cash upon conversion of the Securities pursuant to Article Five of the Indenture, the Issuer remains fully liable for all of its obligations under the Indenture and has not been released from any liabilities or obligations thereunder except for the issuance of the Common Stock of the Issuer upon conversion of the Securities pursuant to Article Five of the Indenture.

ARTICLE 5

Miscellaneous Provisions

Section 5.01. Effectiveness; Construction. This First Supplemental Indenture shall become effective upon its execution and delivery by the Issuer and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This First Supplemental Indenture shall form a part of the Indenture for all purposes.

Section 5.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 5.03. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this First Supplemental Indenture shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 5.04. Severability. In the event any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.05. Headings. The article and section headings of this First Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 5.06. Successors. All agreements of the Issuer, the Co-Obligor and the Trustee in this First Supplemental Indenture shall bind their respective successors.

Section 5.07. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such state.

Section 5.08. Multiple Counterparts. The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

Section 5.09 Submission to Jurisdiction. The Issuer and the Co-Obligor each (a) agrees that any suit, action or proceeding against it arising out of or relating to the Indenture or the Notes, as the case may be, may be instituted in any state or federal court with applicable subject matter jurisdiction sitting in the County of New York, State of New York; (b) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum; and (c) submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding.

Section 5.10. U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to the Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

ENDO HEALTH SOLUTIONS INC., as Issuer

By:	/s/ Donald W. DeGolyer
	Name:	Donald W. DeGolyer
	Title:	Chief Operating Officer

ENDO INTERNATIONAL PLC, as Co-Obligor

By:	/s/ Robert J. Cobuzzi
	Name:	Robert J. Cobuzzi
	Title:	Director

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Signature page to First Supplemental Indenture]